                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

NEWS RELEASE

FOR IMMEDIATE RELEASE:

HUNTCO REPORTS RESULTS FOR EIGHT MONTH TRANSITION PERIOD ENDED DECEMBER 31,
1997.

TOWN & COUNTRY, MISSOURI, February 4, 1998. . . . . Huntco Inc. (NYSE: HCO)
today announced results of operations for the eight month transition period ended December 31, 1997. As previously announced, the Company has adopted a calendar year for financial reporting purposes and, accordingly, will be reporting an eight month transition period ended December 31, 1997 on Form 10-K. The Company will now report on a calendar quarter basis commencing with the quarter ending March 31, 1998, which will represent the first quarter of its new fiscal year. Accompanying this news release is an unaudited quarterly summary of certain financial and operating statistics for calendar 1997 and 1996.

The Company reported that net sales were $246.3 million and net income available for common shareholders was $.9 million, or $.10 per common share, both basic and fully diluted, for the eight month transition period ended December 31, 1997.

The Company processed 744,468 tons of steel in the eight month period ended December 31, 1997, of which approximately 24.5% represented customer owned material processed on a per ton, fee basis. Also included in tons sold were 142,953 tons of cold rolled products.

Gross profit, expressed as a percentage of net sales, was 7.5% during the eight month period ended December 31, 1997. This depressed level of gross profit margins reflects the effects of price competition as the Company continues to expand its sales of cold rolled steel products, as well as lower margins on hot rolled steel products due to declining steel prices charged by producers of hot rolled steel coils. Also negatively impacting gross profit margins was a slower than expected ramp-up of sales at the Company's expanded cold rolling mill and at its metal stamping facility, both in Blytheville, Arkansas, along with related operating inefficiencies.

The Company recently commenced production on a new coil pickling line at its Blytheville facility. This new pickling line is expected to provide a better quality feed stock for the Company's cold rolling mill, in addition to expanding the Company's pickling capacity. The Company has been operating its other pickling line in Blytheville at full capacity levels for well over a year.

As of December 31, 1997, the Company was in technical non-compliance with a covenant of its revolving credit facility. The Company is currently negotiating amendments to its revolving credit agreement which are expected to eliminate this non-compliance and believes that it will have this process completed on or around March 15, 1998.

LOOKING FORWARD TO 1998, in addition to its expanded pickling capacity, the Company plans to 1) replace a cut-to-length line at its Pasadena facility; 2) install a new filtration system on its cold rolling mill and an electrostatic oiler on its temper mill, both at its Blytheville facility; and 3) add certain yield enhancing ancillary equipment to its slitting lines at its Chattanooga, Madison and Blytheville facilities. These and other projects currently planned for 1998 are anticipated to result in capital expenditures of approximately $3.0 to $4.0 million.

The Company enters calendar 1998 with strong forward sales momentum and expects that its net sales could increase by approximately 15% over calendar 1997 net sales of $366.6 million. The anticipated increase in net sales is expected to reflect higher levels of tons sold which are expected to increase to approximately 1.3 million tons (up from 1.1 million tons in calendar 1997). While the Company expects that 1998 will likely begin with gross profit margins at levels similar to those experienced during the transition period ended December 31, 1997, as the year progresses, it expects that its operating results should benefit from 1) a broader supplier base and increased inventory turnover; 2) greater operating efficiencies at its stamping and cold rolling complex in Blytheville, at its South Carolina facility and at its other facilities that have been expanded in recent years, with such efficiencies resulting from equipment enhancements, higher volume levels, improved product quality and more consistent on-time deliveries; and 3) a more focused sales and marketing effort as the Company will not be challenged with the start-up of any further significant new operations during 1998, beyond the start-up of its expanded pickling capacity in Blytheville.

This press release contains certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "believes," and "anticipates," and variations of such words and similar expressions are intended to identify such forward looking statements. These statements are based on current expectations and projections concerning the Company's operations, the steel processing industry in general, and on assumptions made by Company management, and are not guarantees of future performance. Therefore, actual events, outcomes, and results may differ materially from what is expressed or forecasted in such forward-looking statements. Certain of the more important factors which the Company believes could cause actual results to differ materially from the forward-looking data presented in this news release include: 1) the impact of changing steel prices; 2) the risk of continuing delays in the ramp-up of the Company's pickling, cold rolling, tempering and stamping complex in Blytheville and resultant operating inefficiencies; 3) cyclicality of demand for the Company's products; and 4) changes in market fundamentals caused by increased competition from current competitors, as well as the entrance of new competitors. The Company encourages those who make use of this forward-looking data to make reference to a more complete discussion of the factors which may cause the forward-looking data to differ materially from actual results which is contained in Form 8-K, which is being filed simultaneously with this news release.

Huntco Inc. is an intermediate steel processor, specializing in the processing of flat rolled carbon steel.

                                  *  *  *  *  *

for further information contact:
 Robert J. Marischen - Vice Chairman
 (314) 878-0155
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                                    HUNTCO INC.
                    CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share amounts)



                                            Eight months ended December 31,
                                                  1997          1996
                                                (audited)   (unaudited)
                                                --------      --------

  Net sales                                    $246,324      $206,334
  Cost of sales                                 227,871       184,751
                                                -------       -------
  Gross profit                                   18,453        21,583
  Selling, general and administrative expenses   11,757        10,082
                                                -------       -------
  Income from operations                          6,696        11,501
  Interest, net                                  (5,194)       (3,883)
                                                -------       -------
  Income before income taxes                      1,502         7,618
  Provision for income taxes                        486         2,904
                                                -------       -------
  Net income                                    $ 1,016       $ 4,714
  Preferred dividends                               133           -
                                                -------       -------
  Net income available for common shareholders  $   883       $ 4,714
                                                =======       =======
  Earnings per common share
   (basic and fully diluted)                      $ .10         $ .53
                                                  =====         =====
  Weighted average common shares outstanding      8,942         8,942
                                                  =====         =====

                                  HUNTCO INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                             December 31,      April 30,
                                                1997             1997
                                             -----------       --------
ASSETS
Current assets:
 Cash                                         $     27         $  1,124
 Accounts receivable, net                       41,643           46,452
 Inventories                                    81,612          105,569
 Other current assets                            5,015            3,983
                                               -------          -------
                                               128,297          157,128
Property, plant and equipment, net             145,777          141,436
Other assets                                    11,191            8,754
                                               -------          -------
                                              $285,265         $307,318
                                               =======          =======

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                             $ 40,027         $ 72,569
 Accrued expenses                                3,879            4,868
 Current maturities of long-term debt              209              189
                                               -------          -------
                                                44,115           77,626
                                               -------          -------

Long-term debt                                 110,730          100,877
Deferred income taxes                            9,415            7,754
                                               -------          -------
                                               120,145          108,631
                                               -------          -------

Shareholders' equity:
 Series A preferred stock
 (stated at liquidation value)                   4,500            4,500
 Common stock:
  Class A (issued and outstanding, 5,292)           53               53
  Class B (issued and outstanding, 3,650)           37               37
 Additional paid-in-capital                     86,530           86,530
 Retained earnings                              29,885           29,941
                                               -------          -------
                                               121,005          121,061
                                               -------          -------
                                              $285,265         $307,318
                                               =======          =======


COMPARATIVE CALENDAR 1997 VERSUS 1996 QUARTERLY DATA:

Summarized unaudited quarterly financial data for the calendar years ended December 31, 1997 and 1996 appears below (dollars in thousands, except per share amounts):

                     First     Second       Third     Fourth
                    quarter    quarter     quarter    quarter        Year
                    -------    -------     -------    -------     ----------
Net sales:
  December 1997     $85,501    $93,657     $93,903    $93,492     $366,553
  December 1996      78,345     79,960      82,102     72,081      312,488

Gross profit:
  December 1997       7,349      9,056       8,167      4,407       28,979
  December 1996       8,380      9,259       8,338      7,283       33,260

Net income (loss):
  December 1997       1,224      1,572       1,197     (1,203)       2,790
  December 1996       2,370      2,815       2,043      1,067        8,295

Earnings (loss) per
 common share (basic
 and fully diluted):
  December  1997        .13        .17         .13      (.14)         .29
  December 1996         .27        .31         .23       .12          .93


Summarized unaudited quarterly sales volume data for the Company for the calendar years ended December 31, 1997 and 1996 appears below:

                     First     Second       Third     Fourth
                    quarter    quarter     quarter    quarter        Year
                    -------    -------     -------    -------     ----------
Tons sold:
  December 1997     193,010    212,776     219,447    209,547       834,780
  December 1996     182,398    183,015     187,250    163,247       715,910

Tons toll processed:
  December 1997      55,297     58,639      76,088     66,508       256,532
  December 1996      50,728     48,653      55,810     43,062       198,253

Total tons sold and processed:
  December 1997     248,307    271,415     295,535    276,055     1,091,312
  December 1996     233,126    231,668     243,060    206,309       914,163
